May 31, 2000


CitiFinancial  Mortgage Company
300 St. Paul Place
Baltimore, Maryland  21202

Re:  REMIC Pass-Through Certificates

Gentlemen:

I am a Vice President of Citibank, N.A., and have acted as your tax counsel in connection with the proposed issuance of REMIC Pass-Through Certificates (the "Certificates") pursuant to Amendment No. 1 to a Registration Statement (No. 333-31964) on Form S-3 (the "Registration Statement"), which was filed with the Securities and Exchange Commission (the "Commission") on March 8, 2000, under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used and not otherwise defined herein are intended to have the respective meanings ascribed to such terms in the Registration Statement.

In rendering the opinion set forth below, I have examined and relied upon the following: (1) the Registration Statement and the Prospectus forming a part thereof (the "Prospectus"), substantially in the form to be filed with the Commission; (2) the forms of Pooling and Servicing Agreements filed and being filed as exhibits to the Registration Statement; and (3) such other documents, materials, and authorities as I have deemed necessary in order to enable me to render my opinion set forth below.

As your tax counsel, I have advised you with respect to certain federal income tax aspects of the proposed issuance of the Certificates. Such advice has formed the basis for the description of material federal income tax consequences for holders of the Certificates that appears under the headings "Taxation of Certificate holders" and "Taxation of the Trust" in the Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Certificates, but, with respect to those federal income tax consequences which are discussed, in my opinion the description is accurate in all material respects.

The foregoing opinions are based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by me. My opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, change in the terms of the documents reviewed by me, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Certificates with numerous different


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CitiFinancial Mortgage Company              -2-                     May 31, 2000


characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this opinion under the heading "Taxation of the Trust" in each Prospectus, without admitting that I am an "expert" within the meaning of the Act or the rules or regulations of the Commission issued thereunder.


Very truly yours,

/s/  Rona Daniels